Exhibit (a)(1)(iv)

INSTITUTIONAL FINANCIAL MARKETS, INC.

(f/k/a Cohen & Company Inc. / Alesco Financial Inc.)

Offer to Exchange

Any and All of its $19,506,000 Principal Amount of Outstanding

7.625% Contingent Convertible Senior Notes due 2027

(CUSIP No. 014485AB2)

For a Like Principal Amount of Newly Issued

10.50% Contingent Convertible Senior Notes due 2027

(CUSIP No. 45779LAA5)

Pursuant to the Exchange Offer Circular Dated June 20, 2011

YOUR PROMPT ACTION IS REQUIRED. THE EXCHANGE OFFER (AS DEFINED HEREIN) WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, JULY 19, 2011, WHICH WE REFER TO AS THE “EXPIRATION DATE,” UNLESS EARLIER TERMINATED OR EXTENDED BY US. TENDERS OF OLD NOTES (AS DEFINED HEREIN) MAY BE WITHDRAWN AT ANY TIME BEFORE 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. OLD NOTES THAT ARE NOT TENDERED OR THAT ARE WITHDRAWN BEFORE THE EXPIRATION DATE WILL REMAIN OUTSTANDING.

June 20, 2011

To Our Clients:

Enclosed for your consideration is an exchange offer circular dated June 20, 2011 (as it may be supplemented from time to time, the “Exchange Offer Circular”) and the related letter of transmittal (as it may be supplemented or amended from time to time, the “Letter of Transmittal” and, together with the Exchange Offer Circular, the “Offer Documents”) relating to the offer by Institutional Financial Markets, Inc., a Maryland corporation (the “Company”), to exchange any and all of its outstanding 7.625% Contingent Convertible Senior Notes due 2027 (the “Old Notes”) held by holders for a new series of 10.50% Contingent Convertible Senior Notes due 2027 (the “New Notes”), in an amount equal to $1,000 principal amount of the New Notes for each $1,000 principal amount of the Old Notes exchanged (the “Exchange Offer”). In addition, each tendering holder of the Old Notes is entitled to receive all accrued and unpaid interest on the Old Notes accepted for exchange in the Exchange Offer up to, but not including, the date payment is made, which date is expected to be three (3) business days after the Expiration Date.

Tendering holders of the Old Notes must tender the Old Notes in integral multiples of $1,000. The New Notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. The Company will not be required to accept any tendered Old Notes and may terminate or amend the Exchange Offer if, at any time before the Expiration Date, any of the conditions described in the Exchange Offer Circular under “The Exchange Offer — Conditions to the Exchange Offer” have not been satisfied or waived.

We (directly or through our nominee) are the holder of record of the Old Notes held by us for your account. A tender of these Old Notes can be made only by us (or our nominee) as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender the Old Notes held by us for your account.

We request instructions as to whether you wish to have us tender the Old Notes on your behalf, upon the terms and subject to the conditions set forth in the Offer Documents.

Your attention is directed to the following:

1. The Exchange Offer relates to any and all of the Company’s outstanding Old Notes. There is currently $19,506,000 aggregate principal amount at par of Old Notes outstanding.

2. The Exchange Offer is subject to a number of conditions, each of which may be waived or modified by the Company, in whole or in part, at any time prior to the Expiration Date and from time to time, as described in “The Exchange Offer — Conditions to the Exchange Offer.”

3. The Company is making the Exchange Offer in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended, afforded by Section 3(a)(9). Therefore, the Company will not pay any commission or remuneration to any broker, dealer, salesperson or other person for soliciting tenders of the Old Notes pursuant to the Exchange Offer. Except as otherwise provided in Instruction 7 of the enclosed Letter of Transmittal, the Company will pay or cause to be paid any transfer taxes payable on the transfer of the Old Notes to the Company.

4. The Exchange Offer expires at 5:00 p.m., on Tuesday, July 19, 2011.

If you wish to have us tender any or all of your Old Notes, please so instruct us by completing, executing and returning to us the instruction form contained in this letter. Unless a specific contrary instruction is given in the space provided, your signature(s) hereon shall constitute an instruction to us to tender all of the Old Notes held by us for your account. Your instructions should be forwarded to us as soon as possible in order to permit us to submit a tender on your behalf prior to the Expiration Date.

The Exchange Offer is not being made to (nor will tenders of Old Notes be accepted from or on behalf of) holders of the Old Notes in any jurisdiction in which the making or acceptance of the Exchange Offer would be unlawful.

Please carefully review the enclosed Offer Documents as you consider the Exchange Offer.

Instructions with Respect to the Exchange Offer

The undersigned acknowledge(s) receipt of this letter and the Offer Documents referred to herein relating to the Company’s Exchange Offer.

This will instruct you, the registered holder, with respect to tendering in the Exchange Offer, the Old Notes held by you for the account of the undersigned, upon and subject to the terms and conditions set forth in the Offer Documents.

Please tender the Old Notes held by you for my account as indicated below:

The aggregate principal, or face, amount at maturity of the Old Notes held by you for the account of the undersigned is (fill in amount):

$             of 7.625% Contingent Convertible Senior Notes due 2027.

With respect to the Exchange Offer, the undersigned hereby instructs you (check appropriate box):

☐

To TENDER the following Old Notes held by you for the account of the undersigned (insert principal, or face, amount at maturity of the Old Notes to be tendered (if any)) (must be $1,000 or any integral multiple thereof):

$            of 7.625% Contingent Convertible Senior Notes due 2027.

By instructing you to tender the amount of the Old Notes given above, you are authorized to make, on behalf of the undersigned, the representations and warranties contained in the Letter of Transmittal that are to be made with respect to the undersigned as beneficial owner of the Old Notes.

☐	NOT to TENDER any Old Notes held by you for the account of the undersigned.

SIGN HERE

Name of beneficial owner(s) (please print):

Signature(s):

Address:

Telephone
Number:

Taxpayer Identification or Social Security Number:

Date:

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